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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): June 23, 2000

                                   eTOYS INC.
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               (Exact Name of Registrant as Specified in Charter)

      Delaware                       0-25709                  95-4633006
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(State or Other Jurisdiction       (Commission              (IRS Employer
       of Incorporation)           File Number)            Identification No.)

3100 Ocean Park Blvd., Suite 300, Santa Monica, California              90405
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(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:   (310) 664-8100


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          (Former Name or Former Address, if Changed since Last Report)



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ITEM 5. OTHER EVENTS.

     The Registrant is filing this current report on Form 8-K to make generally available certain information concerning the risk factors affecting the business, financial condition or operating results of the Registrant, the capitalization of the Registrant, a description of the capital stock of the Registrant and for purposes of enabling the Registrant to incorporate the following information in its Registration Statement on Form S-3 (File No. 333-90311). The following information set forth below is substantially similar to the information contained in such Registration Statement.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                  RISKS RELATED TO THE SERIES D PREFERRED STOCK

THE CONVERSION OF THE SERIES D PREFERRED SHARES AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF OUR MARKET PRICE DECLINES.

     The series D preferred shares convert at a floating rate based on the market price of our common stock, provided the conversion price may not exceed $25.00 per share, subject to adjustment. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares the holder will receive.

     To the extent the series D preferred shares are converted or dividends on the series D preferred shares are paid in shares of common stock rather than cash, a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales by selling securityholders or others. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the series D preferred shares, sales of which could further depress the price of our common stock.

     The conversion of and the payment of dividends in shares of common stock in lieu of cash on the series D preferred shares may result in substantial dilution to the interests of other holders of our common stock. Even though no selling securityholder may convert its series D preferred shares if upon such conversion the selling securityholder together with its affiliates would have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of series D preferred shares which have not been converted and upon exercise of warrants which have not been exercised, this restriction does not prevent a selling securityholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling securityholder could eventually sell more than 9.99% of our outstanding common stock while never holding more than 9.99% at any specific time.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

     Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in eToys. We may issue additional shares of common stock or preferred stock:

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     -    to raise additional capital or finance acquisitions,

     - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, and/or

     -    in lieu of cash payment of dividends.

     As of June 20, 2000, other than the warrants issued to the holders of series D preferred shares, there were outstanding warrants to acquire an aggregate of 4,000 shares of common stock, and there were outstanding options to acquire an aggregate of 28,486,081 shares of common stock. If converted or exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase. In addition, as disclosed in the preceding risk factor, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on the series D preferred shares could increase substantially if the market price of our common stock decreases during the period the series D preferred shares are outstanding.

     For example, the number of shares of common stock that we would be required to issue upon conversion of all 10,000 series D preferred shares, excluding shares issued as accrued dividends, would increase from approximately 18.9 million shares, based on the applicable conversion price of $5.28125 per share as of June 22, 2000, to approximately:

     -    25.2 million shares if the applicable conversion price decreased 25%;

     -    37.9 million shares if the applicable conversion price decreased 50%;
          or

     -    75.7 million shares if the applicable conversion price decreased 75%.

WE MAY BE REQUIRED TO DELIST OUR SHARES FROM NASDAQ IF SPECIFIC EVENTS OCCUR.

     In accordance with Nasdaq Rule 4460, which generally requires stockholder approval for the issuance of securities representing 20% or more of an issuer's outstanding listed securities, and under the terms of the agreement pursuant to which we sold the series D preferred shares and related warrants, we must solicit stockholder approval of the issuance of such preferred shares and warrants, including the shares of common stock issuable upon conversion of the series D preferred shares and exercise of the warrants, at a meeting of our stockholders, which shall occur on or before September 30, 2000. If we obtain stockholder approval, there is no limit on the amount of shares that could be issued upon conversion of the series D preferred shares. If we do not obtain stockholder approval and are not obligated to issue shares because of restrictions relating to Nasdaq Rule 4460, we may be required to redeem all or a portion of the series D preferred shares. If we fail to redeem any series D preferred shares as requested, the holders of at least two-thirds of the outstanding series D preferred shares have the right to require that we voluntarily delist our shares of common stock from the Nasdaq Stock Market. In that event, trading in our shares would likely decrease substantially, and the price of our shares of common stock may decline.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and upon conversion of and issuance of common stock dividends on the series D preferred shares and exercise of the related warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of June 20, 2000, we had outstanding 121,899,345 shares of common stock and options to

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acquire an aggregate of 28,486,081 shares of common stock, of which 5,839,092 options were vested and exercisable. As of June 20, 2000, of the shares that are currently outstanding, 48,238,638 are freely tradeable in the public market and 73,615,707 are tradeable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act of 1933, as amended. All shares acquired upon exercise of options will be freely tradeable in the public market.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for eToys was 1,218,933 shares as of June 20, 2000) or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.

WE MAY BE REQUIRED TO PAY SUBSTANTIAL PENALTIES TO THE HOLDERS OF THE SERIES D PREFERRED SHARES AND RELATED WARRANTS IF SPECIFIC EVENTS OCCUR

     In accordance with the terms of the documents relating to the issuance of the series D preferred shares and the related warrants, we are required to pay substantial penalties to a holder of the series D preferred shares under specified circumstances, including, among others,

     - the nonpayment of dividends on the series D preferred shares in a timely manner,

     - our failure to deliver shares of our common stock upon conversion of the series D preferred shares or upon exercise of the related warrants after a proper request,

     - the nonpayment of the redemption price at maturity of the series D preferred shares,

     - failure to hold a meeting of our stockholders on or before September 30, 2000 to approve the issuance of the shares of common stock issuable upon conversion of and in lieu of cash dividends on the series D preferred stock and upon exercise of the related warrants, or

     - a registration statement relating to the series D preferred shares and related warrants has not been declared effective by the SEC on or before November 9, 2000 or after being declared effective, or is unavailable to cover the resale of the shares of common stock underlying such securities.

Such penalties are generally paid in the form of interest payments, subject to any restrictions imposed by applicable law, on the amount that a holder of series D preferred shares was entitled to receive on the date of determination.

                          RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES FUTURE FORECASTING DIFFICULT.

     We were incorporated in November 1996. We began selling products on our Web site in October 1997. As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed.

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     Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

WE ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW.

     We expect operating losses and negative cash flow to continue for the foreseeable future. Among other things, the sources of such losses will include costs and expenses related to:

     -    brand development, marketing and other promotional activities;

     -    the expansion of our inventory management and distribution operations;

     - the continued development of our Web site and consumer-driven technology, transaction processing systems and our computer network;

     -    the expansion of our product offerings and Web site content;

     -    development of relationships with strategic business partners;

     -    international expansion of our operations; and

     -    assimilation of operational personnel acquired with BabyCenter.

     As of March 31, 2000, we had an accumulated deficit of $220.5 million. We incurred net losses of $48.4 million for the quarter ended March 31, 2000 and $189.6 million for the year ended March 31, 2000.

     Also, as a result of our acquisition of BabyCenter, we have recorded a significant amount of goodwill, the amortization of which will significantly reduce our earnings and profitability for the foreseeable future. The recorded goodwill of approximately $189.0 million is being amortized over a five-year period. To the extent we do not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to earlier write-off. In such event, our net loss in any given period could be greater than anticipated and the market price of our stock could decline.

     Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. For more details, see below under the heading "As a Result of Our Note Offering, We Will Have a Significant Amount of Debt and May Have Insufficient Cash Flow to Satisfy Our Debt Service Obligations. In Addition, the Amount of Our Debt Could Impede Our Operations and Flexibility".

AS A RESULT OF OUR NOTE OFFERING, WE HAVE A SIGNIFICANT AMOUNT OF DEBT AND MAY HAVE INSUFFICIENT CASH FLOW TO SATISFY OUR DEBT SERVICE OBLIGATIONS. IN ADDITION, THE AMOUNT OF OUR DEBT COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY.

     As a result of our issuance of $150 million of 6.25% Convertible Subordinated Notes due December 1, 2004, we have a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes, including from cash and cash equivalents on hand, we will be in default under the terms of the indenture governing the notes which could, in turn, cause defaults under our other existing and future debt obligations.

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     Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

      - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

      - limiting our flexibility in planning for, or reacting to, changes in our business;

      - placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

      - making us more vulnerable to a downturn in our business or the economy generally;

      - requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures; and

      - requiring us to maintain specific financial ratios and comply with other restrictive covenants in our existing and future agreements governing our debt obligations.

     To be able to meet our debt service requirements we must successfully implement our business strategy. We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

     To implement our business strategy, we will need to seek additional financing. If we are unable to obtain such financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our debt under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including without limitation, the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations, including our obligations under the notes.

ANY FAILURE BY US TO SUCCESSFULLY EXPAND OUR DISTRIBUTION OPERATIONS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Any failure by us to successfully expand our distribution operations to accommodate increases in demand and customer orders would have a material adverse effect on our business prospects, financial condition and operating results. Under such circumstances, the material adverse effects may include, among other things, an inability to increase net sales in accordance with the expectations of securities analysts and investors; increases in costs that we may incur to meet customer expectations; increases in fulfillment expenses if we are required to rely on more expensive fulfillment systems than anticipated or incur additional costs for balancing merchandise inventories among multiple distribution facilities; loss of customer loyalty and repeat business from customers if they become dissatisfied with our delivery services; and damage to our reputation and brand image arising from uncertainty with respect to our distribution operations. These risks are greatest during the fourth calendar quarter of each year, when our sales increase substantially relative to other quarters and the demand on our distribution operations increases proportionately. In addition, consistent with industry practice for online retailers, we notify our customers via our Web site that we cannot guarantee all products ordered after a specified date in December will be delivered by Christmas day, which may deter potential customers from purchasing from us following that date. Since our limited operating history makes it difficult to accurately estimate the number of orders that may be

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received during the fourth calendar quarter, we may experience either inadequate or excess fulfillment capacity during this quarter, either of which could have a material adverse impact on us. The occurrence of one or more of these events would be likely to cause the market price of our common stock to decline.

     We currently conduct our distribution operations through five facilities operated by us, consisting of an approximately 105,000 square foot facility in Commerce, California; an approximately 438,500 square foot facility in Pittsylvania County, Virginia; an approximately 272,000 square foot facility in Greensboro, North Carolina; an approximately 75,000 square foot facility in San Francisco, California; and an approximately 46,000 square foot facility in Swindon, England. Commencing in the fall of 2000, we also plan to conduct distribution operations from an approximately 763,000 square foot facility in Ontario, California that is currently being developed, to augment our Virginia facility with an additional 715,000 square foot facility adjacent to the existing facility, and to cease distribution operations at the San Francisco facility described above. We have also entered into a lease for an approximately 108,000 square foot distribution facility in Belgium. On March 31, 2000, we terminated our relationship with Fingerhut Business Services, Inc., a third-party provider of distribution services. We have in the past and continue to devote substantial resources to the expansion of our distribution operations among these facilities. This expansion may cause disruptions in our business as well as unexpected costs. We are not experienced with coordinating and managing distribution operations in geographically distant locations. This may result in increased costs as we seek to meet customers' expectations, balance merchandise inventories among our distribution facilities and take other steps that may be necessary to meet the demands placed on our distribution operations, particularly during the fourth calendar quarter of the year. Despite the fact that we devote substantial resources to the expansion and refinement of our distribution operations, there can be no assurance that our existing or future distribution operations will be sufficient to accommodate increases in demand and customer orders.

IF WE EXPERIENCE PROBLEMS IN OUR DISTRIBUTION OPERATIONS, WE COULD LOSE
CUSTOMERS.

     We rely upon third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely and accurate manner would damage our reputation and brand. We also depend upon temporary employees to adequately staff our distribution facilities, particularly during the holiday shopping season. If we do not have sufficient sources of temporary employees, we could lose customers.

OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

     Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly.

     Factors that may harm our business or cause our operating results to fluctuate include the following:

      - our inability to obtain new customers at reasonable cost, retain existing customers, or encourage repeat purchases;

      - decreases in the number of visitors to our Web site or our inability to convert visitors to our Web site into customers;

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      -   the mix of children's products, including toys, video games, books, software, videos, music and baby-oriented products sold by us;

      -   seasonality;

      - our inability to manage inventory levels or control inventory shrinkage;

      -   our inability to manage our distribution operations;

      - our inability to adequately maintain, upgrade and develop our Web site, the systems that we use to process customers' orders and payments or our computer network;

      - the ability of our competitors to offer new or enhanced Web sites, services or products;

      -   price competition;

      -   an increase in the level of our product returns;

      - fluctuations in the demand for children's and baby products associated with movies, television and other entertainment events;

      - our inability to obtain popular children's products, including toys, video games, books, software, videos, music and baby-oriented products from our vendors;

      - fluctuations in the amount of consumer spending on children's products, including toys, video games, books, software, videos, music and baby-oriented products;

      - the termination of existing or failure to develop new marketing relationships with key business partners;

      - the extent to which we are not able to participate in cooperative advertising campaigns with major brand names as we have done in the past;

      -   increases in the cost of online or offline advertising;

      - the amount and timing of operating costs and capital expenditures relating to expansion of our operations, including international expansion;

      - unexpected increases in shipping costs or delivery times, particularly during the holiday season;

      -   technical difficulties, system downtime or Internet brownouts;

      - government regulations related to use of the Internet for commerce or for sales and distribution of children's products, including toys, video games, books, software, videos, music and baby-oriented products; and

      - economic conditions specific to the Internet, online commerce and the children's and baby products industries.

     A number of factors will cause our gross margins to fluctuate in future periods, including the mix of children's products, including toys, video games, books, software, videos, music and baby-oriented products sold by

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us, inventory management, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Any change in one or more of these factors could reduce our gross margins in future periods.

BECAUSE WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR NET SALES, OUR QUARTERLY RESULTS WILL FLUCTUATE AND OUR ANNUAL RESULTS COULD BE BELOW EXPECTATIONS.

     We have historically experienced and expect to continue to experience seasonal fluctuations in our net sales. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, a disproportionate amount of our net sales have been realized during the fourth calendar quarter and we expect this trend to continue in the future.

     In anticipation of increased sales activity during the fourth calendar quarter, we hire a significant number of temporary employees to bolster our permanent staff and we significantly increase our inventory levels. For this reason, if our net sales were below seasonal expectations during this quarter, our annual operating results could be below the expectations of securities analysts and investors.

     Due to our limited operating history, it is difficult to predict the seasonal pattern of our sales and the impact of such seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and warehousing and order shipment activities and may cause a shortfall in net sales as compared to expenses in a given period.

WE FACE SIGNIFICANT INVENTORY RISK BECAUSE CONSUMER DEMAND CAN CHANGE FOR PRODUCTS BETWEEN THE TIME THAT WE ORDER PRODUCTS AND THE TIME THAT WE RECEIVE THEM.

     We carry a significant level of inventory. As a result, the rapidly changing trends in consumer tastes in the market for children's products, including toys, video games, books, software, videos, music and baby-oriented products, subject us to significant inventory risks. It is critical to our success that we accurately predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt. We are particularly exposed to this risk because we derive a majority of our net sales in the fourth calendar quarter of each year. Our failure to sufficiently stock popular toys and other products in advance of such fourth calendar quarter would harm our operating results for the entire fiscal year.

     In the event that one or more products do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins. This risk may be greatest in the first calendar quarter of each year, after we have significantly increased inventory levels for the holiday season. We believe that this risk will increase as we open new departments or enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any such increase would subject us to additional inventory risks.

BECAUSE WE DO NOT HAVE LONG-TERM OR EXCLUSIVE VENDOR CONTRACTS, WE MAY NOT BE ABLE TO GET SUFFICIENT QUANTITIES OF POPULAR CHILDREN'S PRODUCTS IN A TIMELY MANNER. AS A RESULT, WE COULD LOSE CUSTOMERS.

     If we are not able to offer our customers sufficient quantities of toys or other products in a timely manner, we could lose customers and our net sales could be below expectations. Our success depends on our ability to purchase products in sufficient quantities at competitive prices, particularly for the holiday shopping season. As is common in the industry, we do not have long-term or exclusive arrangements with any vendor or distributor that guarantee the availability of toys or other children's products for resale. Therefore, we do not have a predictable or guaranteed supply of toys or other products.

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TO MANAGE OUR GROWTH AND EXPANSION, WE NEED TO IMPROVE AND IMPLEMENT FINANCIAL
AND MANAGERIAL CONTROLS AND REPORTING SYSTEMS AND PROCEDURES. IF WE ARE UNABLE TO DO SO SUCCESSFULLY, OUR RESULTS OF OPERATIONS WILL BE IMPAIRED.

     Our rapid growth in personnel and operations has placed, and will continue to place, a significant strain on our management, information systems and resources. In addition, with the acquisition of BabyCenter, we added over 160 new employees, including managerial, technical and operations personnel, and have been required to assimilate substantially all of BabyCenter's operations into our operations. Further, during 1999 and 2000, we continued to expand our distribution operations, which now include five facilities operated by us, consisting of an approximately 105,000 square foot facility in Commerce, California; an approximately 438,500 square foot facility in Pittsylvania County, Virginia; an approximately 272,000 square foot facility in Greensboro, North Carolina; an approximately 75,000 square foot facility in San Francisco, California; and an approximately 46,000 square foot facility in Swindon, England. Commencing in the fall of 2000, we also plan to conduct distribution operations from an approximately 763,000 square foot facility in Ontario, California that is currently being developed, to augment our Virginia facility with an additional 715,000 square foot facility adjacent to the existing facility, and to cease distribution operations at the San Francisco facility described above. We have also entered into a lease for an approximately 108,000 square foot distribution facility in Belgium. This expansion may cause disruptions in our business as well as unexpected costs. We are not experienced with coordinating and managing distribution operations in geographically distant locations.

     In order to manage this growth effectively, we need to continue to improve our financial and managerial controls and reporting systems and procedures. If we continue to experience a significant increase in the number of our personnel and expansion of our distribution operations, our existing management team may not be able to effectively train, supervise and manage all of our personnel or effectively oversee all of our distribution operations. In addition, our existing information systems may not be able to handle adequately the increased volume of information and transactions that would result from increased growth. Our failure to successfully implement, improve and integrate these systems and procedures would cause our results of operations to be below expectations.

RISK OF INTERNATIONAL EXPANSION

     In October 1999, we launched eToys.co.uk, which serves customers in the United Kingdom, and in November 1999, we began serving all provinces of Canada through our eToys.com store. We also offer content and community to parents and expectant parents through BabyCentre.co.uk. Our European operations are conducted through a Netherlands subsidiary, and we are exploring opportunities to separately finance its operations and will continue to expand our presence in foreign markets in a manner consistent with the availability and extent of such financing opportunities.

     We have relatively little experience in purchasing, marketing and distributing products or services for these markets and may not benefit from any first-to-market advantages. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized Web sites and stores and other systems. We may not succeed in our efforts in these countries. If net sales from international activities do not offset the expense of establishing and maintaining foreign operations, our business prospects, financial condition and operating results will suffer.

     As the international online commerce market continues to grow, competition in this market will likely intensify. In addition, governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution. This may affect our ability to conduct business internationally.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

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



     The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new Web sites at a relatively low cost. In addition, the children's products industries, including toy, video game, books, software, video, music and baby-oriented products, are intensely competitive.

     We currently or potentially compete with a variety of other companies, including:

      - other online companies that include toys and children's and baby products as part of their product offerings, such as Amazon.com, Barnesandnoble.com, CDnow, Beyond.com, iBaby, BabyCatalog.com, iVillage and Women.com;

      - traditional store-based toy and children's and baby products retailers such as Toys R Us, FAO Schwarz, Zany Brainy, Noodle Kidoodle, babyGap, GapKids, Gymboree, KB Toys, The Right Start and Babies R Us;

      -   major discount retailers such as Wal-Mart, Kmart and Target;

      - online efforts of these traditional retailers, including the online stores operated by Toys R Us, Wal-Mart, FAO Schwarz, babyGap, GapKids, KB Toys (i.e., KB Kids) and Gymboree;

      - physical and online stores of entertainment entities that sell and license children and baby products, such as The Walt Disney Company and Warner Bros.;

      - catalog retailers of children's and baby products as well as products for toddlers and expectant mothers;

      - vendors or manufacturers of children's and baby products that currently sell some of their products directly online, such as Mattel and Hasbro;

      - Internet portals and online service providers that feature shopping services, such as AOL, Yahoo!, Excite and Lycos; and

      - various smaller online retailers of children's and baby products, such as Smarterkids.com.

     Many traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can devote substantially more resources to Web site development than we can. In addition, larger, well-established and well-financed entities may join with online competitors or suppliers of children's products, including toys, video games, books, software, video, music and baby-oriented products as the use of the Internet and other online services increases.

     Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.

IF WE ENTER NEW BUSINESS CATEGORIES THAT DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD FAIL TO ATTRACT NEW CUSTOMERS.

     Any new department or product category that is launched or acquired by us, such as BabyCenter, which is not favorably received by consumers could damage our brand or reputation. This damage could impair our ability to attract new customers, which could cause our net sales to fall below expectations. The expansion of our business to include BabyCenter or any other new department or product category will require significant additional expenses, and strain our management, financial and operational resources. This type of expansion would also subject us to increased inventory risk. We may choose to expand our operations by developing other new departments or product categories, promoting new or complementary products, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of other new or complementary businesses, products or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments.

IF WE DO NOT SUCCESSFULLY EXPAND OUR WEB SITE AND THE SYSTEMS THAT PROCESS CUSTOMERS' ORDERS, WE COULD LOSE CUSTOMERS AND OUR NET SALES COULD BE REDUCED.

     If we fail to rapidly upgrade our Web site in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to rapidly expand the computer systems that we use to process and ship customer orders and process payments, we may not be able to successfully distribute customer orders. As a result, we could lose customers and our net sales could be reduced. In addition, our failure to rapidly upgrade our Web site or expand these computer systems without system downtime, particularly during the fourth calendar quarter, would further reduce our net sales. We may experience difficulty in improving and maintaining such systems if our employees or contractors that develop or maintain our computer systems become unavailable to us. We have experienced periodic systems interruptions, which we believe will continue to occur, while enhancing and expanding these computer systems.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED PROBLEMS. THE OCCURRENCE OF A NATURAL DISASTER OR OTHER UNEXPECTED PROBLEM COULD DAMAGE OUR REPUTATION AND BRAND AND REDUCE OUR NET SALES.

     We are vulnerable to natural disasters and other unanticipated problems that are beyond our control. Our office facilities in Southern California, Northern California and London, England, house substantially all of our product development and information systems. Our third-party Web site hosting facilities located in Sunnyvale, California and Herndon, Virginia, house substantially all of our computer and communications hardware systems. Our distribution facilities located in California, North Carolina, Virginia and England house substantially all of our product inventory. A natural disaster, such as an earthquake, or harsh weather or other comparable problems that are beyond our control could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders. Any such interruptions or delays at these facilities would reduce our net sales. In addition, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure by the third-party facilities to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

OUR NET SALES COULD DECREASE IF OUR ONLINE SECURITY MEASURES FAIL.

     Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales could decrease. We rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.

     Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins, denial of service attacks and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

OUR NET SALES AND GROSS MARGINS WOULD DECREASE IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD.

     A failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not carry insurance against this risk. We have developed technology to help us to detect the fraudulent use of credit card information. Nonetheless, to date, we have suffered losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

WE FACE THE RISK OF INVENTORY SHRINKAGE.

     If the security measures we use at our distribution facilities do not reduce or prevent inventory shrinkage, our gross profit margin may decrease. We have undertaken a number of measures designed to address inventory shrinkage, including the installation of enhanced security measures at our distribution facilities. These measures may not successfully reduce or prevent inventory shrinkage in future periods. Our failure to successfully improve the security measures we use at our distribution facilities may cause our gross profit margins and results of operations to be significantly below expectations in future periods.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

     If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may become obsolete.

     To develop our Web site and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Web site, our transaction processing systems and our computer network to meet customer requirements or emerging industry standards.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD IMPAIR OUR BUSINESS.

     Other parties may assert infringement or unfair competition claims against us. In the past, a toy distributor using a name similar to ours sent us notice of a claim of infringement of proprietary rights, which claim was subsequently withdrawn. We have also received a claim from the holders of a home shopping video catalog patent and a remote query communication system patent that our Internet marketing program and Web site operations, respectively, infringe such patents, and BabyCenter has received a claim from the holder of an automated registry patent that its Web site infringes such patent. We expect to receive other notices from other third parties in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND AND REPUTATION COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.

     The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. We currently hold registered trademarks for "eToys" and "BabyCenter". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD DISRUPT OUR OPERATIONS AND RESULT IN A REDUCTION IN NET SALES.

     The loss of the services of one or more of our key personnel could seriously interrupt our business. We depend on the continued services and performance of our senior management and other key personnel, particularly Edward C. Lenk, our President, Chief Executive Officer and Chairman of the Board. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel as well as the successful integration of BabyCenter's management with our senior management team. None of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will. We do not have "key person" life insurance policies covering any of our employees.

THERE ARE RISKS ASSOCIATED WITH THE BABYCENTER MERGER AND OTHER POTENTIAL ACQUISITIONS. AS A RESULT, WE MAY NOT ACHIEVE THE EXPECTED BENEFITS OF THE BABYCENTER MERGER AND OTHER POTENTIAL ACQUISITIONS.

     We may not realize the anticipated benefits from the BabyCenter merger.

     In February 2000, we announced that we were uniting our baby businesses, which then consisted of BabyCenter and the Baby Store at eToys, under the BabyCenter brand. As part of this initiative, we have directed all eToys customers seeking baby-related content and commerce to the BabyCenter.com site. In addition, we will move all BabyCenter commerce functions, such as distribution and customer service, from San Francisco to Southern California. The transition, which is expected to be completed during the summer of 2000, will reduce overlapping positions at BabyCenter and relocate other positions to eToys.

     We may not be able to successfully assimilate BabyCenter's additional personnel, operations, acquired technology and products into our business. The merger may further strain our existing financial and managerial controls and reporting systems and procedures. In addition, key BabyCenter personnel may decide not to work for us. These difficulties could disrupt our ongoing business, distract management and employees or increase our expenses. Further, the physical expansion in facilities that has occurred as a result of this merger may result in disruptions that seriously impair our business. In particular, we have operations in multiple facilities in geographically distant areas. We are not experienced in managing facilities or operations in geographically distant areas.

     If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we buy another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to the BabyCenter merger. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which would be dilutive to us or our existing securityholders and could affect the price of our common stock.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SECURITYHOLDERS.

     Provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our securityholders.

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

     A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

     Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our amended and restated certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Commencing on the record date for our first annual meeting of stockholders on which we have at least 800 stockholders, which is expected to be the record date for our annual meeting held in 2000, our amended and restated certificate of incorporation provides for the board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

                          RISKS RELATED TO OUR INDUSTRY

IF WE ARE UNABLE TO ACQUIRE THE NECESSARY WEB DOMAIN NAMES, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.

     We may be unable to acquire or maintain Web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand. Such use could damage our brand and reputation and take customers away from our Web site. We currently hold various relevant domain names, including the "eToys.com" and "BabyCenter.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.

     The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material, and the Federal Trade Commission's Children's Online Privacy Protection Act became effective April 21, 2000. The European Union recently enacted its own privacy regulations. In addition, we are subject to existing federal, state and local regulations pertaining to consumer protection, such as the Federal Trade Commission's Mail and Telephone Order Rule. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any failure by us to comply with the rules and regulations applicable to our business could result in action being taken against us that could have a material adverse effect on our business and results of operations.

     In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we do business, which may result in additional expenses. For instance, we may need to spend time and money revising the process by which we fulfill customers' orders to ensure that each shipment complies with applicable laws. We may need to hire additional personnel to monitor our compliance with applicable laws. We may also need to modify our software to further protect our customers' personal information.

WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.

     As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In particular, our BabyCenter Web site offers a variety of content for new and expectant parents, including content relating to pregnancy, fertility and infertility, nutrition, child rearing and related subjects. If we face liability, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although we carry general liability insurance to cover claims of these types, there can be no assurance that such insurance will be adequate to indemnify us for all liability that may be imposed on us.

OUR NET SALES COULD DECREASE IF WE BECOME SUBJECT TO SALES AND OTHER TAXES.

     If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states outside California could subject our shipments in such states to state sales taxes under current or future laws. If we become obligated to collect sales taxes, we will need to update our system that processes customers' orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, our customers may be discouraged from purchasing products from us because they have to pay sales tax, causing our net sales to decrease. As a result, we may need to lower prices to retain these customers.

                       RISKS RELATED TO SECURITIES MARKETS

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

     We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders will experience additional dilution. We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. Significant volatility in the stock markets, particularly with respect to Internet stocks, may increase the difficulty of raising additional capital. Although we believe that the net proceeds from the issuance of the series D preferred shares and the notes, together with current cash, cash equivalents and cash that may be generated from operations, will be sufficient to meet our anticipated cash needs through September 30, 2001, there can be no assurance to that effect.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SECURITYHOLDERS.

     The market price for our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

     -    actual or anticipated variations in our quarterly operating results;

     - announcements of technological innovations, increased cost of operations or new products or services by us or our competitors;

     -    changes in financial estimates by securities analysts;

     - conditions or trends in the Internet and/or online commerce industries;

     - changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

     - volatility in the stock markets, particularly with respect to Internet stocks, and decreases in the availability of capital for Internet-related businesses;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     -    additions or departures of key personnel;

     - transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

     -    potential litigation.

     From May 20, 1999 (the first day of public trading of our common stock), through May 31, 2000, the high and low sales prices for our common stock fluctuated between $84.50 and $4.75. On June 22, 2000, the closing price of our common stock was $5.375. In the past, following periods of volatility in the market price of their securities, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause the prices of our common stock to fall.

                                 CAPITALIZATION

                                                                      MARCH 31, 2000
                                                              ------------------------------
                                                               ACTUAL
                                                              ---------       AS ADJUSTED(1)
                                                                      (IN THOUSANDS,
                                                                  EXCEPT SHARE AMOUNTS)
Long-term notes payable and capital lease obligations.......  $  10,471          $  10,471

Long-term convertible subordinated notes....................    150,000            150,000

Preferred Stock: 10,000,000 shares authorized:

  Series D Redeemable Convertible Preferred Stock; $.0001
    par value; no shares authorized, issued or outstanding,
    actual; 10,000 shares authorized, issued and
    outstanding, as adjusted................................         --             71,645

Stockholders' equity:

  Common Stock, $.0001 par value, 600,000,000 shares
    authorized, 121,214,105 shares issued and outstanding,
    actual and as adjusted..................................         12                 12

  Additional paid-in capital................................    476,529            502,384

  Receivables from stockholders.............................     (1,817)            (1,817)

  Deferred compensation.....................................    (37,082)           (37,082)

  Accumulated other comprehensive loss......................     (1,803)            (1,803)

  Accumulated deficit.......................................   (220,453)          (220,453)
                                                              ---------          ---------

    Total stockholders' equity..............................    215,386            241,241
                                                              ---------          ---------

      Total capitalization..................................  $ 375,857          $ 473,357
                                                              =========          =========

------------------------

(1) The above table sets forth our capitalization as of March 31, 2000 on an actual and as adjusted basis. The "actual" column reflects our capitalization as of March 31, 2000 on a historical basis, without any adjustments to reflect subsequent events or anticipated events. The "as adjusted" column reflects our capitalization as of March 31, 2000 as adjusted to give effect to the Series D preferred stock offering and the application of the net proceeds therefrom based upon management's current estimates. The "as adjusted" column gives effect to the receipt of gross proceeds of $100.0 million from our sale of 10,000 shares of Series D preferred stock, discounted by $15.9 million representing the valuation of warrants issued in connection with sale of the Series D preferred shares, $10.0 million allocated to the beneficial conversion feature associated with the issuance of the Series D preferred shares, and issuance costs and expenses of $2.5 million. The discount amounts representing the warrants valuation and the issuance costs and expenses will be amortized over thirty-six months and the amount representing the beneficial conversion feature will be amortized over fifteen months. Such amortization amounts will result in an increase in net loss available to common shareholders in the calculation of net loss per share to common shareholders in future periods. Additionally, the 7% dividend payable associated with the Series D preferred shares will also result in an increase in net loss available to common shareholders in the calculation of net loss per share to common shareholders in future periods.


                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 600,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law, particularly the certificate of designations, preferences and rights relating to the series D preferred shares.

COMMON STOCK

     As of June 20, 2000, there were 121,899,345 shares of common stock outstanding, held of record by approximately 970 stockholders. In addition, as of June 20, 2000, there were 28,486,081 shares of common stock subject to outstanding options.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     The board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We currently have only one series of preferred stock outstanding, consisting of 10,000 series D preferred shares. We have no present plans to issue any additional shares of preferred stock.

         SERIES D CONVERTIBLE PREFERRED STOCK

         GENERAL

     On June 12, 2000, we issued 10,000 shares of our series D convertible preferred stock, $10,000 stated value per share, and warrants to purchase 5,018,296 shares of our common stock with a current warrant exercise price of $7.17375 per share in a private placement to select institutional investors. The net proceeds of the offering, after expenses, were approximately $97,500,000. We would receive an additional $36.0 million if the warrants were exercised in full.

         DIVIDENDS

     The series D preferred shares carry a dividend rate of 7% per annum, payable semi-annually during the first year and quarterly thereafter or upon conversion or redemption. At our option, dividends may be paid in cash or shares of common stock, subject to satisfaction of the conditions described below. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of a dividend on the series D preferred shares will be equal to the accrued dividends divided by the dividend conversion price as described below.

     For purposes of this calculation, the dividend conversion price will be equal to 95% of the average of the closing sale prices of our common stock during the five consecutive trading days immediately preceding the date of determination. For example, if the dividend date were June 22, 2000 and we elected to pay the dividend in shares of our common stock, 95% of the average of the closing sale prices of our common stock during the five consecutive trading days ending on June 21, 2000 was $5.237 per share, and we would have been required to issue 33 shares of common stock per share of Series D Preferred Stock in lieu of a cash dividend, calculated as follows, where N represents the number of days since the date of last dividend payment (assuming N is 90 days):

               (0.07) (N/365) ($10,000)
               -----------------------  = 33
                       $5.237

     If we elect to pay the dividends in shares of common stock, the number of shares of common stock issuable upon conversion of our outstanding notes will increase. For example, assuming we paid all dividends on all outstanding shares of series D preferred stock over the three-year term of the securities and assuming the conversion rate of $5.237 indicated in the illustration above remained constant, we would issue approximately 4.0 million shares of common stock as dividends, and the shares of common stock issuable upon conversion in full of the notes would increase by 66,600 from an aggregate of 2,029,845 shares of common stock to 2,096,445 shares of common stock.

     We will not have the right to pay dividends in shares of our common stock if a triggering event, as described below, has occurred and is continuing. Triggering events include the following:

     - the failure of a registration statement covering the resale of the shares of common stock underlying the series D preferred shares and related warrants to be declared effective by the SEC on or prior to November 9, 2000;

     - if while the registration statement is required to be maintained effective, the effectiveness of the registration statement lapses for any reason, including, without limitation, the issuance of a stop order, or is unavailable to a holder of the series D preferred shares for sale of all of the shares being registered by the registration statement, in accordance with the terms of the related registration rights agreement and such lapse or unavailability continues for a period of 10 consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period;

     - the suspension or delisting from trading of our common stock on the Nasdaq National Market or the New York Stock Exchange for a period of five consecutive trading days or for more than 10 trading days in any 365-day period;

     - our notice to any holder of series D preferred shares of our intent not to comply with a request for conversion tendered in accordance with the terms of the certificate of designations relating to the series D preferred shares;

     - our failure to issue shares of common stock upon conversion prior to the 10th business day after the required date of delivery;

     - if our stockholders do not approve the transactions in which the series D preferred shares were issued, our failure to issue shares of common stock after a proper request from a holder of the series D preferred shares due to the limitation on the number of shares we may issue to comply with Nasdaq Rule 4460; or

     - our breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the series D preferred shares unless the breach would not have a material adverse effect or is cured within 10 business days after it occurs.

     MATURITY DATE

     The series D preferred shares mature on June 12, 2003, subject to extension in some circumstances, at which time the series D preferred shares must be redeemed or converted at our option. If we elect to redeem any series D preferred shares outstanding on June 12, 2003, the amount required to be paid will be equal to the liquidation preference of the series D preferred shares, which equals the price originally paid for such shares plus accrued and unpaid dividends. If we elect to convert any series D preferred shares outstanding on June 12, 2003, we will be required to issue shares in an amount determined as described below under "Description of Capital Stock--Preferred Stock-Series D Convertible Preferred Stock-Conversion."

     CONVERSION

     Subject to the conditions described below, we may require the selling securityholders to convert the series D preferred shares into shares of our common stock. In addition, beginning on January 30, 2001 or earlier under the conditions described below, the selling securityholders will have the right to convert the series D preferred shares into shares of our common stock. Regardless of whether the selling securityholders elect to convert or we require conversion, the number of shares of common stock to be issued upon conversion of a series D preferred share is determined by dividing the sum of $10,000 plus accrued and unpaid dividends by the applicable conversion price as described below. The applicable conversion price will be a percentage of the lowest closing bid price of our common stock for the five consecutive trading days ending on and including the conversion date, provided that the conversion price will not exceed $25.00 per share, subject to adjustment. The conversion percentage equals 100% on June 12, 2000 and then decreases permanently one percentage point on the first day of every calendar month following June 12, 2000, provided that the conversion percentage will never be less than 85%, except in the event we require conversion following the announcement of a merger transaction. The lowest closing bid price of our common stock for the five consecutive trading days ending on June 22, 2000 was $5.28125.

     The following table sets forth the number of shares of common stock we would be required to issue upon conversion of all 10,000 series D preferred shares outstanding at an assumed conversion price of $5.28125 per share of common stock as of June 22, 2000, and the resulting percentage of our total shares of common stock outstanding after such a conversion. The table also sets forth the number of shares of common stock we would be required to issue assuming (1) increases of 25%, 50% and 75% in the assumed conversion price;
(2) decreases of 25%, 50% and 75% in the assumed conversion price; and (3) as of June 22, 2000, the fixed conversion price of $25.00 per share, subject to adjustment as provided in the certificate of designations.


-----------------------------------------------------------------------------------------------
                                APPROXIMATE NUMBER OF SHARES OF
   ASSUMED CONVERSION PRICE         COMMON STOCK ISSUABLE            PERCENTAGE OF COMMON STOCK
  PER SHARE OF COMMON STOCK           UPON CONVERSION(1)                 AFTER CONVERSION(2)
-----------------------------------------------------------------------------------------------
$9.24219 (+75%)                          10.8 million                          8.1%

$7.92188 (+50%)                          12.6 million                          9.4



$6.60156 (+25%)                          15.1 million                         11.0

$5.28125                                 18.9 million                         13.4

$3.96094 (-25%)                          25.2 million                         17.1

$2.64063 (-50%)                          37.9 million                         23.7

$1.32031 (-75%)                          75.7 million                         38.3

$25.00 (Current Maximum)                  4.0 million                          3.2



-----------------

(1) The number of shares of common stock issuable upon conversion and the percentage of outstanding common stock after such conversion set forth above do not take into account any shares of common stock that may be issuable as dividends on the series D preferred shares or upon exercise of the warrants issued in connection with the sale of the series D preferred shares. If the dividends on series D preferred shares had been paid in common stock for the full $100.0 million stated value of the series D preferred shares over the three-year term thereof, assuming a constant dividend conversion price of $5.237, and the related warrants had been fully exercised as of June 22, 2000, we would have been required to issue an additional 4.0 million shares as payment for accrued dividends and an additional 5,018,296 shares upon the exercise of the related warrants.

(2) Calculated based on 121,899,345 shares of common stock issued and outstanding as of June 20, 2000.

     Subject to the conditions discussed below, on the later of the date the registration statement related to the series D preferred shares is declared effective and July 12, 2000, we have the right to require conversion of any or all of the outstanding series D preferred shares, subject to a volume limitation equal to 20% of our daily trading volume per day. Among the conditions to our ability to require conversion of the series D preferred shares are the following:

     - a registration statement is effective at all times during the period between the effectiveness of the registration statement and the date of conversion, covering the resale of that number of shares required to be registered pursuant to the related registration rights agreement;

     - the common stock has been listed on a national market or exchange since the effective date on the registration statement and delisting or suspension has not been threatened;

     - from the date the series D preferred shares were issued through the required conversion date, there has not been a triggering event as described under "Description of Capital Stock--Preferred Stock-Series D Convertible Preferred Stock-Dividends" or an event that without being cured would constitute a triggering event or a public announcement of a pending change of control;

     -    we agree to convert at least an aggregate of 100 shares;

     - from the date the series D preferred shares were issued through the required conversion date, we have timely delivered shares of common stock upon conversion of the series D preferred shares and exercise of the related warrants;

     - on or before September 30, 2000 we have obtained stockholder approval for the issuance of the common stock issuable upon conversion of the series D preferred shares and exercise of the related warrants;

     - during the six consecutive days ending on and including the day immediately preceding the date we give notice of a required conversion, we have not delivered to the holders of the series D preferred shares a notice of conversion at our election; and

     - we have not failed to timely make any payments due to the holders of the series D preferred shares later than 5 business days after such payment was due.

     The selling securityholders do not have the right to convert any of the series D preferred shares before January 30, 2001. This restriction on the holders' ability to convert their series D preferred shares, however, will not apply:

     - with respect to the number of series D preferred shares we require the holders to convert as set forth in a conversion election notice;

     - after the delisting or suspension or the threatened delisting or suspension from trading of our common stock;

     - after the occurrence of a change of control or the announcement of a pending change of control;

     - after there has occurred a triggering event as described under "Description of Capital Stock--Preferred Stock-Series D Convertible Preferred Stock-Dividends" or an event that without being cured would constitute a triggering event;

     - after we issue any other convertible securities at a variable conversion price, subject to exceptions;

     - after any date on which we fail to pay the redemption price for any series D preferred shares in a timely manner in accordance with a redemption at our election;

     - beginning after September 10, 2000, if the closing sale price of our common stock is less than $3.00 per share for any 10 trading days during 15 consecutive trading days, or is less than $2.30 per share for any three consecutive trading days;

     - with respect to any conversion of series D preferred shares at a price equal to $25.00, subject to adjustment;

     - on and after the date of the stockholder meeting, but no later than September 30, 2000, if we fail to obtain stockholder approval for the issuance of the common stock issuable upon conversion of and the issuance of the common stock dividends on series D preferred shares and exercise of the related warrants, by that date; or

     - if we fail to comply with the requirements set forth in the next paragraph.

     Under the terms of the agreement pursuant to which we sold the series D preferred shares, we are obligated to deliver to each holder of the series D preferred shares a conversion election notice and/or redemption notice on each of the following mandatory election dates: August 31, 2000, September 29, 2000, October 31, 2000, November 30, 2000 and December 29, 2000. The number of shares of series D preferred stock designated for conversion and/or redemption in such notices, when combined with the number of series D preferred shares converted and/or redeemed prior to such dates, must generally be equal to 10%, 20%, 30%, 40% and 50% of the number of series D preferred shares initially issued, respectively. Accordingly, between the date on which the series D preferred stock was issued and the date upon which the conversion and/or redemption set forth in the December 29, 2000 notice is consummated, at least an aggregate of one-half of the shares of series D preferred stock initially issued are required to be converted and/or redeemed.

     On and after January 30, 2001, the holders of the series D preferred shares have the right to convert their series D preferred shares without restriction as described above.

     In addition, no holder may convert any series D preferred shares exceeding the number of shares which, upon giving effect to such conversion, would cause the holder, together with the holder's affiliates to have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination any shares of common stock issuable upon conversion of the series D preferred shares that have not been converted and upon exercise of the related warrants that have not been exercised.

          REDEMPTION

     We also have the right, provided specified conditions are satisfied, to redeem some or all of the outstanding series D preferred shares for cash equal to a percentage of the price paid for each preferred share plus accrued dividends. The redemption percentage equals 100% on June 12, 2000 and then increases permanently one percentage point on the first day of every calendar month following June 12, 2000, provided that the redemption percentage will never be greater than 124%.

     The conditions to our right to redeem series D preferred shares include, among others:

          - we have timely delivered shares of common stock upon conversion of the series D preferred shares and exercise of the related warrants;

          - a registration statement relating to the series D preferred shares and warrants has been effective for at least 20 days prior to the redemption date covering the resale of that number of shares required to be registered pursuant to the related registration rights agreement;

          - the common stock has been listed on a national market or exchange for at least 20 days prior to the redemption date;

          - from June 12, 2000 through the date of a redemption at our election, there has not occurred a triggering event or an event that without being cured would constitute a triggering event or a public announcement of a pending change of control;

          - on or before September 30, 2000 we have obtained stockholder approval for the issuance of the common stock issuable upon conversion of and the issuance of common stock dividends on the series D preferred shares and exercise of the related warrants;

          - we have not failed to timely make any payments due to the holders of the series D preferred shares later than 5 business days after such payment was due; and

          - on or after November 9, 2000 the registration statement covering the resale of the shares of common stock underlying the series D preferred shares and the related warrants has been declared effective.

     If a triggering event as described under "Description of Capital Stock--Preferred Stock-Series D Convertible Preferred Stock-Dividends" occurs, the holders of the series D preferred shares will have the right to require us to redeem all or a portion of any outstanding series D preferred shares for cash. The redemption price in such a case is the greater of:

          - 125% of the price paid for the series D preferred shares plus accrued dividends; or

          - the product of the number of shares of common stock into which the series D preferred stock is convertible multiplied by the closing sale price of our common stock on the day immediately before the triggering event occurs.

     REDEMPTION OR CONVERSION UPON CHANGE OF CONTROL

     At any time after the date we publicly announce a merger transaction and subject to conditions on our ability to redeem the series D preferred shares as described above under the heading "Redemption," we have the right to require that all of the outstanding series D preferred shares be redeemed at a price equal to 125% of the price paid for such shares plus accrued dividends. In addition, in the event of a merger transaction, a hostile takeover or a sale of all or substantially all of our assets, each holder of the series D preferred shares at its option has the right to require us to redeem all or a portion of such holder's preferred shares at a price equal to 125% of the price paid for such shares plus accrued dividends, unless we have issued a conversion notice in connection with a merger transaction, as described in the next paragraph.

     Alternatively, in the event of a merger transaction and subject to the conditions on our ability to require conversion of the series D preferred shares, as described above under the heading "Conversion," we have the right to require that all of the outstanding series D preferred shares be converted at the applicable conversion price. In addition, each holder of the series D preferred shares has the right to convert all or a portion of its preferred shares after the occurrence of a change of control or the public announcement of change of control. In the event of a change of control, the applicable conversion price will be equal to the conversion price which would have been applicable on the date of the public announcement of the change of control.

     LIQUIDATION PREFERENCE

     In the event of our liquidation, the holders of the series D preferred shares will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the amount originally paid for the series D preferred shares, or $10,000 per share, plus accrued and unpaid dividends on any outstanding series D preferred shares.

     VOTING RIGHTS

     Other than as required by law, the holders of the series D preferred shares have no voting rights except that the consent of holders of at least two-thirds of the outstanding series D preferred shares will be required to effect any change in either our amended and restated certificate of incorporation or certificate of designations that would change any of the rights of the series D preferred shares or to issue any other additional series D preferred shares.

WARRANTS

     Warrants to purchase the 5,018,296 shares of our common stock were issued in connection with the sale of the series D preferred shares as of June 12, 2000 at an exercise price of $7.17375 per share, subject to anti-dilution adjustments. The exercise price may also be lowered to the average of the closing bid prices for the 10 trading days immediately preceding and including June 12, 2001, if such average price is less than $7.17375. We intend to use the proceeds if the warrants are exercised primarily for working capital and general corporate purposes.

     As of June 20, 2000, other than the warrants issued to the holders of the series D preferred shares, there were warrants outstanding to purchase a total of (a) 2,500 shares of common stock at a price of $50.375 per share and (b) 1,500 shares of common stock at a price of $11.375 per share.

REGISTRATION RIGHTS

     As of July 1, 2000, certain holders of our common stock who may be deemed to be our affiliates may be entitled to have their shares of common stock, consisting of 29.0 million outstanding shares and 4.0 million shares subject to outstanding options (the "registrable securities"), registered by us under the Securities Act under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations specified in such agreement, these registration rights include the following:

     - The holders of at least 25% of the then outstanding registrable securities may require, on two occasions beginning November 16, 1999 that we use our best efforts to register the registrable securities for public resale.

     - If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions. However, each holder of registrable securities entitled to piggyback registration rights has waived such rights with respect to the registration statement relating to the series D preferred stock and related warrants.

     - The holders of at least 25% of the then outstanding registrable securities may require us on three occasions to register all or a portion of their registrable securities on Form S-3, provided that the proposed aggregate selling price is at least $2,000,000.

     We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on May 25, 2004 or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act or other comparable provisions.

     In addition, the holders of the series D preferred shares and related warrants are entitled to have the shares of common stock underlying such securities registered by us under the terms of an agreement between us and the holders of the series D preferred shares and related warrants. Under the terms of such agreement, we are required to register at least 200% of the number of shares of common stock issuable upon conversion of and in lieu of cash dividends on the series D preferred shares and exercise of the related warrants. We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of:

     - the date as of which the holders of the series D preferred shares and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, and

     - the date on which the holders of the series D preferred shares and warrants have sold all of the shares of common stock issued or issuable upon conversion of the series D preferred shares and exercise of the related warrants.

     We will bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the series D preferred shares and the related warrants.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of eToys to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

     Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our amended and restated certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Commencing on the record date for our first annual meeting of stockholders on which we have at least 800 stockholders, which is expected to be the record date for the annual meeting held in 2000, our amended and restated certificate of incorporation provides for the board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements.

         Not applicable.

(b)      Pro Forma Financial Information.

         Not applicable.

(c)      Exhibits

         Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       eToys Inc.
                                       (Registrant)



                                       By: /s/ Peter Juzwiak
                                          ------------------------------------
                                          Name:  Peter Juzwiak
                                          Title: Vice President and General
                                                 Counsel


Date:    June 23, 2000